EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement on Form S-8 of PremierWest Bancorp and Subsidiary (“PremierWest”) of our report dated March 12, 2007, with respect to the consolidated balance sheets of PremierWest as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006, and in our same report, with respect to PremierWest management’s assessment of the effectiveness of internal controls over financial reporting, and the effectiveness of internal controls over financial reporting, appearing in the Annual Report on Form 10-K of PremierWest for the year ended December 31, 2006.

/s/ Moss Adams LLP Portland, Oregon July 26, 2007